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  Amended Rule 18f-3 (d) Multiple Class Plan for Smith Barney Investment Trust

Introduction

This amended plan (the "Plan") is adopted pursuant to Rule 18f-3(d) of the Investment Company Act of 1940, as amended (the "1940 Act"). The purpose of the Plan is to restate the existing arrangements previously approved by the Board of Trustees of certain of the open-end investment companies set forth on Schedule A (the "Funds" and each a "Fund") distributed by Salomon Smith Barney Inc. ("Salomon Smith Barney") under the Funds' existing order of exemption (Investment Company Act Release Nos. 20042 (January 28, 1994) (notice) and 20090 (February 23, 1994)). Shares of the Funds are distributed pursuant to a system (the "Multiple Class System") in which each class of shares (a "Class") of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.  Distribution Arrangements and Service Fees

One or more Classes of shares of the Funds are offered for purchase by investors with the following sales load structure. In addition, pursuant to Rule 12b-1 under the 1940 Act (the "Rule"), the Funds have each adopted a plan (the "Services and Distribution Plan") under which shares of the Classes are subject to the services and distribution fees described below.

         1.  Class A Shares

Class A shares are offered with a front-end sales load and under the Services and Distribution Plan are subject to a service fee of up to 0.25% of average daily net assets. In addition, the Funds are permitted to assess a contingent deferred sales charge ("CDSC") on certain redemptions of Class A shares sold pursuant to a complete waiver of front-end sales loads applicable to large purchases, if the shares are redeemed within one year of the date of purchase. This waiver applies to sales of Class A shares where the amount of purchase is equal to or exceeds $500,000 although this amount may be changed in the future.

         2.  Class B Shares

Class B shares are offered without a front-end sales load, but are subject to a five-year declining CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets.

         3.   Smith Barney Shares (Smith Barney S&P 500 Index Fund)

Smith Barney Shares are offered without a front-end sales load, but are subject under the Services and Distribution Plan to a service fee at an annual rate of up to 0.20% of average daily net assets.

         4.   Citi Shares (Smith Barney S&P 500 Index Fund)

Citi Shares shares are offered without a front-end sales load, CDSC, service fee or distribution fee.

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         5.  Class L Shares

Class L shares are offered with a front-end load, are subject to a one-year CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets. Unlike Class B shares, Class L shares do not have the conversion feature as discussed below and accordingly, these shares are subject to a distribution fee for an indefinite period of time. The Funds reserve the right to impose these fees at such higher rates as may be determined.

         6. Class L Shares (Smith Barney Intermediate Maturity California Municipals Fund and Smith Barney Intermediate Maturity New York Municipals Fund)

Class L shares are offered without a front-end load or CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.15% of average daily net assets and a distribution fee at an annual rate of up to 0.60% of average daily net assets. Unlike Class B shares, Class L shares do not have the conversion feature as discussed below and accordingly, these shares are subject to a distribution fee for an indefinite period of time. The Funds reserve the right to impose these fees at such higher rates as may be determined.

         7. Class O Shares (Formerly Class L shares for (Smith Barney Intermediate Maturity California Municipals Fund and Smith Barney Intermediate Maturity New York Municipals Fund)

Class O shares are offered with a front-end load, are subject to a one-year CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.15% of average daily net assets and a distribution fee at an annual rate of up to 0.20% of average daily net assets. Unlike Class B shares, Class O shares do not have the conversion feature as discussed below and accordingly, these shares are subject to a distribution fee for an indefinite period of time. The Funds reserve the right to impose these fees at such higher rates as may be determined.

         8.  Class 1 Shares (Smith Barney Mid Cap Core Fund)

Class 1 shares are offered with a front-end sales load, but no CDSC, service fee or distribution fee

         9.  Class Y Shares

Class Y shares are offered without imposition of either a sales charge or a service or distribution fee for investments where the amount of purchase is equal to or exceeds a specific amount as specified in each Fund's prospectus.

         10.  Class Z Shares

Class Z shares are offered without imposition of either a sales charge or a service or distribution fee for purchase (i) by employee benefit and retirement plans of Smith Barney and its affiliates, (ii) by certain unit investment trusts sponsored by Smith Barney and its affiliates, and (iii) although not currently authorized by the governing boards of the Funds, when and if authorized, (x) by employees of Smith Barney and its affiliates and (y) by directors, general partners or trustees of any investment company for which Smith Barney serves as a distributor and, for each of (x) and (y), their spouses and minor children.

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         11.  Additional Classes of Shares

The Boards of Directors and Trustees of the Funds have the authority to create additional classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

II.  Expense Allocations

Under the Multiple Class System, all expenses incurred by a Fund are allocated among the various Classes of shares based on the net assets of the Fund attributable to each Class, except that each Class's net asset value and expenses reflect the expenses associated with that Class under the Fund's Services and Distribution Plan, including any costs associated with obtaining shareholder approval of the Services and Distribution Plan (or an amendment thereto) and any expenses specific to that Class. Such expenses are limited to the following:

  (i) transfer agency fees as identified by the transfer agent as being attributable to a specific Class;

  (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders;

  (iii) Blue Sky registration fees incurred by a Class of shares;

  (iv) Securities and Exchange Commission registration fees incurred by a Class of shares;

  (v) the expense of administrative personnel and services as required to support the shareholders of a specific Class;

  (vi) litigation or other legal expenses relating solely to one Class of shares; and

  (vii) fees of members of the governing boards of the funds incurred as a result of issues relating to one Class of shares.

Pursuant to the Multiple Class System, expenses of a Fund allocated to a particular Class of shares of that Fund are borne on a pro rata basis by each outstanding share of that Class.

III.  Conversion Rights of Class B Shares

All Class B shares of each Fund will automatically convert to Class A shares after a certain holding period, expected to be, in most cases, approximately eight years but may be shorter. Upon the expiration of the holding period, Class B shares (except those purchases through the reinvestment of dividends and other distributions paid in respect of Class B shares) will automatically convert to Class A shares of the Fund at the relative net asset value of each of the Classes, and will, as a result, thereafter be subject to the lower fee under the Services and Distribution Plan. For purposes of calculating the holding period required for conversion, newly created Class B shares issued after the date of implementation of the Multiple Class System are deemed to have been issued on
(i) the date on which the issuance of the Class B shares occurred or (ii) for Class B shares obtained through an exchange, or a series of exchanges, the date on which the issuance of the original Class B shares occurred.

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Shares purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares are also Class B shares. However, for purposes of conversion to Class A, all Class B shares in a shareholder's Fund account that were purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares (and that have not converted to Class A shares as provided in the following sentence) are considered to be held in a separate sub-account. Each time any Class B shares in the shareholder's Fund account (other than those in the sub-account referred to in the preceding sentence) convert to Class A, a pro rata portion of the Class B shares then in the sub-account also converts to Class A. The portion is determined by the ratio that the shareholder's Class B shares converting to Class A bears to the shareholder's total Class B shares not acquired through dividends and distributions.

The conversion of Class B shares to Class A shares is subject to the continuing availability of a ruling of the Internal Revenue Service that payment of different dividends on Class A and Class B shares does not result in the Fund's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986, as amended (the "Code"), and the continuing availability of an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under the Code. The conversion of Class B shares to Class A shares may be suspended if this opinion is no longer available. In the event that conversion of Class B shares does not occur, Class B shares would continue to be subject to the distribution fee and any incrementally higher transfer agency costs attending the Class B shares for an indefinite period.

IV.      Exchange Privileges

Shareholders of a Fund may exchange their shares at net asset value for shares of the same Class in certain other of the Smith Barney Mutual Funds as set forth in the prospectus for such Fund. Funds only permit exchanges into shares of money market funds having a plan under the Rule if, as permitted by paragraph
(b) (5) of Rule 11a-3 under the 1940 Act, either (i) the time period during which the shares of the money market funds are held is included in the calculations of the CDSC or (ii) the time period is not included but the amount of the CDSC is reduced by the amount of any payments made under a plan adopted pursuant to the Rule by the money market funds with respects to those shares. Currently, the Funds include the time period during which shares of the money market fund are held in the CDSC period. The exchange privileges applicable to all Classes of shares must comply with Rule 11a-3 under the 1940 Act.

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                          Smith Barney Investment Trust
                     Operating under Rule 18f-3 - Schedule A
                              (as of July 17, 2002)

Smith Barney Investment Trust -
  Smith Barney Intermediate Maturity California Municipals Fund
  Smith Barney Intermediate Maturity New York Municipals Fund
  Smith Barney Large Capitalization Growth Fund
  Smith Barney S&P 500 Index Fund
  Smith Barney Mid Cap Core Fund